Exhibit 16.1

March 24, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Commissioners:

We have read the statements made by Veterans In Packaging, Inc. which was filed with the Commission, pursuant to Item 4.01 of Form 8-KA, as part of the Company’s Form 8-K report dated March 15, 2011. We agree with the statements in Item 4.01 concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Li & Company, PC

Li & Company, PC